UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 3, 2011
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5320 Legacy Drive
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
5100 Tennyson Parkway, Plano, Texas 75024
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.02. Results of Operations and Financial Condition
     On February 3, 2011 Denbury Resources Inc. (“Denbury”) issued a press release announcing oil, natural gas and carbon dioxide (“CO2”) reserve information at year-end 2010, preliminary estimates of its 2010 fourth quarter and full-year production, and its 2010 capital expenditures. A copy of the press release is attached hereto as Exhibit 99.1.
     As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 2.02 and in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.

Item 8.01.	Other Events
Year-End Proved Reserves and Analysis
     Denbury’s total proved oil and natural gas reserves as of December 31, 2010 were 397.9 million barrels of oil equivalent (“MMBOE”), consisting of 338.3 million barrels (“MMBbls”) of crude oil, condensate and natural gas liquids and 357.9 billion cubic feet (“Bcf”) (59.6 MMBOE) of natural gas. The Company also announced that its proved CO2 reserves were 8.0 trillion cubic feet (“Tcf”) at year-end 2010. The independent reservoir engineering firm of DeGolyer and MacNaughton prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities. Denbury’s year-end 2010 proved reserves are 85% oil, 60% are proved developed, and 41% of the year-end reserves are proved tertiary oil reserves.
     In accordance with SEC requirements, Denbury’s proved reserves at December 31, 2010 were computed using first-day-of-the-month 12-month average 2010 commodity prices of $79.43 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $4.40 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company. Denbury’s net average prices contained in the reserve report, were approximately $74.36 per Bbl of oil and $4.29 per Mcf of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10 Value”) was $7.3 billion at December 31, 2010, as compared to a PV-10 value of $3.1 billion a year earlier.
     Proved reserves as of December 31, 2009 were computed using first-day-of-the-month 12-month average 2009 commodity prices of $61.18 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $3.87 per MMBtu of natural gas. The Company estimates that the PV-10 Value at December 31, 2010 would change by approximately $146.5 million for each dollar change in the oil price per Bbl and approximately $10.8 million for each $0.10 change in the natural gas price per Mcf, if the oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural prices were to change significantly, it is likely that the NYMEX differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.
     PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes.
Estimates of 2010 Production
     Based on preliminary data, the Company’s estimated average daily production rate for its tertiary oil production during the fourth quarter of 2010 is approximately 31,139 Bbls/d, an 5% sequential increase over its third quarter 2010 average tertiary production of 29,531 Bbls/d. Estimated 2010 average tertiary oil production is approximately 29,062 Bbls/d. The Company’s preliminary fourth quarter total production is approximately 76,435 BOE/d, a slight sequential decrease from the third quarter of 2010 average of 77,730 BOE/d. This results in a preliminary average annual production rate for 2010 of approximately 72,927 BOE/d.

Change in Federal Tax Treatment of Tertiary Oilfield Recovery Assets
     In the second quarter of 2008, the Company received approval from the National Office of the Internal Revenue Service (“IRS”) to change its method of tax accounting for certain assets used in its tertiary oilfield recovery operations. As a result of the approved change in method of tax accounting, beginning in 2008 the Company began to deduct, rather than capitalize, such costs for tax purposes, and applied for tax refunds associated with such change for its 2004 and 2006 tax years. Notwithstanding its consent to the Company’s change in tax accounting in 2008, the IRS recently exercised its prerogative to challenge the tax accounting method used by the Company. In late January 2011, we received a Technical Advice Memorandum (“TAM”) issued by the IRS National Office disapproving of our method of accounting and revoking its consent to our change, on a prospective basis only, commencing January 1, 2011. Henceforth, beginning with the 2011 tax year, the Company will return to capitalizing and depreciating the costs of these assets for tax purposes. As a result of the prospective nature of the IRS’s determination, there should be no change in the Company’s position with respect to the deductibility of these costs for 2008, 2009, or 2010. However, the Company’s refund claims for tax years through 2006 are pending and are subject to review by the Joint Committee on Taxation of the U.S. Congress. We are unable to assess the outcome of any such review, nor how that outcome may affect the other years covered by the TAM.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.
     The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit
Number	Description of Exhibit
99.1	Denbury press release, dated February 3, 2011, “Denbury Reports Year-End Proved Reserve Quantities Increase 92% to 397.9 MMBOE.”

99.2	Consent of DeGolyer and MacNaughton, independent petroleum engineering firm for Denbury Resources Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: February 3, 2011	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President - Accounting

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
99.1	Denbury press release, dated February 3, 2011, “Denbury Reports Year-End Proved Reserve Quantities Increase 92% to 397.9 MMBOE.”

99.2	Consent of DeGolyer and MacNaughton, independent petroleum engineering firm for Denbury Resources Inc.